Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on and as of June 1, 2015 as an Amendment and Restatement of the Agreement made on and as of May 30, 2000, as amended on January 18, 2002 (the “Agreement Date”) by and between MANFRED HANUSCHEK (“Employee”) and CTI GROUP (HOLDINGS) INC., a Delaware corporation (“Company”).

BACKGROUND

A. Company desires to employ Employee, and Employee desires to be employed by Company, upon the conditions and terms set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants set forth this Agreement, Employee and Company agree as follows:

1. Capitalized terms not otherwise defined herein shall have the respective meanings specified for such terms in the Employment Agreement.

2. Employment and Duties. Company shall employ Employee as Company’s President and Chief Executive Officer during the term of employment set forth in Section 3 hereof. Employee shall have such responsibilities and duties, consistent with his position and expertise, as may from time to time be prescribed by the Board of Directors, the Chairman of the Board or any Committee of the Board that has been empowered by the Board to give such direction. Employee shall devote his full time, energy, skill and best efforts to the business and affairs of Company, and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing in this Agreement shall prevent Employee from (i) engaging in charitable activities, or (ii) investing his assets in such form or manner as (A) will not require any services on Employee’s part in the operations or the affairs of the company in which such investments are made (other than services to Company and its affiliates) and (B) will not be an investment in any company which competes, directly or indirectly, with Company in any manner; provided, further, that the activities permitted in the foregoing subsections (i) and (ii) shall not, either alone or together with other activities permitted under those subsections, interfere in any material way with Employee’s responsibilities under this Agreement.

3. Term.

3.1 Term. The initial term of Employee’s employment under this Agreement shall be a period of one (1) year (the “Initial Term”) commencing as of the date of this agreement, unless sooner terminated in accordance with the other provisions of this Agreement. At the end of the Initial Term, this Agreement shall automatically renew for successive periods of one year (each a “Renewal Term” and together with the Initial Term, the “Term”) unless the Company provides written notice of termination (“Notice of Termination”) to the other party at least nine (9) months prior to the end of the then current Initial or Renewal Term. In such event, this Agreement shall terminate at the end of the then current Initial or Renewal Term. Employee shall be entitled to a severance payment (“Severance Payment”) equal to: a) his then current annual Salary; b) at Employee’s election, either a lump sum cash stipend equal to group medical, optical and dental benefits for a twelve month period or company paid continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) and c) lump sum payment of forty five thousand dollars ($45,000). As a condition of the receipt of the Severance Payment, Employee shall provide the Company with a general release in the form attached hereto and called, “Exhibit A”.

3.2 Early Termination and Severance. In the event of a Change of Control (as defined below) at any time during the Term, either the Company or Employee shall be entitled to terminate this Agreement by providing such notice of termination to the Company or Employee, as the case may be. Such notice is to be provided no more than 60 days after the Change of Control. Employee or Employer may not terminate his employment prior to 60 days after the Change of Control. In the event of a termination pursuant to this Section 3.2, Employee shall be entitled to Severance Payment. For purposes of this Section 3.2, the term “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13 (d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule, 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% for more of the combined voting power of Company’s then outstanding securities; (2) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors and any new director, whose election by the Board of Directors or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (3) a material part of the business of Company for which Employee’s services are principally performed is disposed of or loss of control by the Company pursuant to a partial or complete liquidation or bankruptcy of Company, a sale of assets (including stock of a subsidiary) of Company, or otherwise. Upon termination under this Section 3.2, Employee shall continue to be bound by the restrictions set forth in Section 6.

4. Compensation.

4.1 Salary. Company shall pay to Employee as compensation for all services rendered hereunder a base salary of not less than $362,600 per year (“Salary”), payable in accordance with Company’s normal payroll practices for employees and subject to annual merit increases in accordance and consistent with Company policy. Company shall deduct or cause to be deducted from the Salary all taxes and amounts required by law to be withheld. The Salary shall be reviewed by Company on an annual basis.

4.2 Benefits. During the Term, subject to the other provisions of this Agreement, Employee shall be entitled to participate and shall be included in any savings, 401(K), pension, profit-sharing, group medical, group disability or similar plan adopted by Company, now existing or established hereafter, to the extent he is eligible under the general provisions thereof.

4.3 Cash Bonus. In addition to his Salary, Employee may also receive cash bonuses on such terms, at such times and in such amounts as the Board of Directors may determine in its sole discretion (“Cash Bonus”).

4.4 Fringe Benefits.

4.4.1 Vacation. Employee shall earn, accrue and be entitled to twenty five (25) days of paid vacation during each fiscal year (“Annual Vacation”), with a limit up to five days of unused vacation time each year to accrue and be carried over to the next year. Employee agrees to give up all and any claim of benefit associated with grandfathered vacation associated with unused vacation related to the 2001 merger between CTI Group, Centillion Data Systems and Cell Tech.

4.4.2 Reimbursement of Expenses. Employee is authorized to incur ordinary, necessary and reasonable expenses in the course of Company’s business, in accordance with Company’s standard expense and expense reimbursement procedures applicable to executive employees of Company (“Business Expenses”). Company shall reimburse Employee for Business Expenses upon presentation by the Employee of an itemized account of such Business Expenses in a manner reasonably prescribed by Company, unless Business Expenses have been paid directly by Company.

4.4.3 Options. Employee shall be entitled to participate in any employee stock option plan adopted by Company for the benefit of employees of Company and its subsidiaries.

4.5 Entire Compensation. The compensation provided for in this Section shall be the full consideration for the services to be rendered by Employee to Company hereunder.

5. Termination.

5.1 Notice of Termination. Except as otherwise provided in this Agreement, any termination of Employee’s employment under this Agreement shall be communicated by written Notice of Termination to Employee. As used in this Agreement, “Notice of Termination” means a notice specifying the termination provision in this Agreement relied upon and setting forth the circumstances providing the basis for termination of Employee’s employment under the provision specified. As used in this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination or, where notice is not required, the date employment actually terminates.

5.2 Grounds for Termination.

5.2.1 Termination upon Death. Employee’s employment with Company and all of Employee’s rights to compensation and benefits hereunder shall automatically terminate upon his death, except that Employee’s heirs, personal representatives or estate shall be entitled to any unpaid portion of his Salary, his earned but unpaid bonus, if any, and accrued benefits up to the Date of Termination and shall also be entitled to reimbursement for any Business Expenses properly incurred by Employee. Company will agree to provide to Employee’s surviving family continuation of coverage for group medical, eye and dental benefits for a subsequent twelve month period pursuant to requirements of COBRA.

5.2.2 Termination upon Disability. If Employee becomes disabled, Employee shall continue to receive all of his compensation and benefits in accordance with Section 4 for a period of twelve months following the Onset of Disability (as defined in this Section 5.2.2). Any amounts due to Employee under this Section 5.2.2 shall be reduced, dollar-for-dollar, by any amounts received by Employee under any Company disability insurance policy or plan (“Disability Payments”) provided to Employee by Company for such twelve month period following the Onset of Disability. “Onset of Disability” means the first day on which Employee shall be unable to attend to his duties on a full time basis for any 25-day period by reason of physical or mental incapacity, sickness or infirmity. Company will notify Employee within 14 days in writing upon having made a determination of the Onset of Disability. If Employee’s disability continues for more than six months or for periods aggregating more than six months during any twelve month period after the Onset of Disability then, Company shall have the right to terminate Employee’s employment immediately upon notice, and Employee shall be entitled to the unpaid portion of his Salary and to any Salary and benefits which are to be continued or paid after the Date of Termination in accordance with the first sentence of this Section. Employee is entitled to continue to participate in the company’s group long-term and short-term disability plans and is to be provided benefit in alignment with the level of benefit provided to all other employees. A determination of Employee’s disability shall be subject to the certification of a qualified physician agreed to by Company and Employee or, in the event of Employee’s incapacity to designate a physician, Employee’s legal representative. In the absence of agreement between Company and Employee, each party shall nominate a qualified physician and the two physicians shall select a third physician, who shall make the determination as to disability.

5.2.3 Termination for Cause. At any time during the Term, Company may terminate Employee’s employment hereunder for Cause (as defined below), effective immediately upon notice to Employee (other than such failure resulting from Employee’s incapacity due to physical or mental illness with the meaning of section 5.2.2). For purposes of this agreement, “Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board that the executive:

a)	willfully failed to follow the lawful written directions of the Board provided to the executive prior to such failure; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to reasonably cure or correct such willful failure within thirty (30) days of receiving such notice;

b)	engaged in gross misconduct which is materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

c)

willfully failed to comply in any material respect with our confidentiality agreement, insider trading policy, or any of our other reasonable policies, in each case provided, or reasonably made available, to the executive prior to such failure, where non-compliance would be materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for such Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

d)	has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he committed a fraud against us or a fraud against any other person or entity that is materially detrimental to us.

5.3 Procedure Upon Termination. On termination of employment regardless of the reason, Employee shall promptly return to Company all information regarding Company in whatever manner or media such information is stored or maintained, and all documents (including copies) and other property of Company, including without limitation, customer lists, manuals, letters, materials, reports, and records in his possession or control no matter from whom or in what manner acquired.

6. Employee’s Covenants.

6.1 Discoveries. Employee shall communicate to Company and preserve as confidential information of Company each discovery, idea, design, invention and improvement relating in any manner to Company’s business, whether or not patentable and whether or not reduced to practice, which is conceived, developed or made by Employee, whether alone, or jointly with others, at any time during the Term hereof (such discoveries, ideas, designs, inventions and improvements are referred to as “Employee’s Discoveries”). All of Employee’s Discoveries shall be Company’s exclusive property, and all of Employee’s right, title and interest therein are hereby irrevocably assigned to Company. Employee shall not, except with Company’s express prior written consent, or except in the proper course of his employment with Company, use any of Employee’s Discoveries for his own benefit or the benefit of any Person (as defined herein), or disclose any of Employee’s Discoveries to any outside Person through publication or in any other manner.

For purposes of this Agreement, the term “Person” means a natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

6.2 Nondisclosure. At all times during and after the Term, Employee shall keep confidential and shall not, except with Company’s express prior written consent, or except in the proper course of his employment with Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of Company’s business, including without limitation names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section 6.2, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Employee.

6.3 Non-competition. During the term of Employee’s employment, hereunder and for a period of twelve (12) months thereafter and, if required to be made in accordance with Sections 3.1 and 3.2 of this Agreement, so long as the required severance payment continues to be made in a timely manner consistent with the Company’s historical policies. Employee shall not, except with Company’s express prior written consent, directly, or indirectly, in any capacity, for the benefit of any Person.

(1) Communicate with or solicit or employ any Person who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of Company, in any manner which interferes or might interfere with such Person’s relationship with Company, or in an effort to obtain such Person as a customer, supplier, employee, salesman, agent, or representative of any business in competition with Company.

(2) Establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person in any business in competition with Company, at any location in North America or the United Kingdom or any other location where Company now conducts or during the Term begins conducting any business, or act or conduct himself in any manner which he would have reason to believe harmful or contrary to the best interests of Company.

6.4 Enforcement. Employee acknowledges that any breach by him of any of the covenants and agreements of this Section 6 (“Covenants”) will result in irreparable injury to Company for which money damages could not adequately compensate Company, and therefore, in the event of any such breach, Company shall be entitled, in addition to all other rights and remedies which Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Employee or any such other Person may have against Company shall not constitute a bar to the enforcement of any of the Covenants. If Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant.

6.5 Consideration. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by Company and, without the agreement of Employee to be bound by the Covenants, Company would not have agreed to enter into this Agreement.

6.6 Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

7. Additional Terms and Provisions.

7.1 Notices. All notices, requests, demands, consents, waivers, and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given (i) upon delivery to the appropriate addresses stated below, if delivered personally, or (ii) three (3) days after the date mailed to the appropriate addresses stated, below, if mailed by first class certified mail, registered mail, or express mail, in each case with postage prepaid and return receipt requested, or (iii) one (1) day after the date sent to the appropriate addresses stated below, if sent by a nationally recognized overnight delivery or courier service, with delivery charges prepaid and proof of delivery or receipt requested, or (iv) on the date sent to the appropriate addresses or fax numbers stated below, if sent by prepaid telegram, e-mail, or fax, provided that a copy is sent within twenty-four (24) hours thereafter by one of the other methods of giving notices permitted under this Section. The addresses, e-mail addresses, and fax numbers of the parties for purposes of this Section are set forth below. Any party may change its addresses, e-mail addresses, or fax numbers for purposes of this Section by giving notice of such change to all other parties in the manner permitted under this Section.

If to Company:

CTI Group (Holdings) Inc.

333 North Alabama Street

Suite 240

Indianapolis, IN 46204

Attention: President

with a copy to:

Duane Morris LLP

Boca Center Tower II

5100 Town Center Circle, Suite 650

Boca Raton, FL 33486

Attention: Michael H. Leeds

7.2 Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof.

7.3 Modification. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties.

7.4 Prior Agreements. Employee represents to Company (1) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (2) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which he is a party or by which he is bound and (3) that he is free and able to execute this Agreement and to enter into employment by Company.

7.5 Termination of Prior Employment Agreements. All prior employment agreements between Employee and Company (and/or any of its predecessors or affiliates) are hereby terminated as of the date hereof as fully performed on both sides.

7.6 Parties in Interest. This Agreement and all rights of Employee hereunder shall inure to the benefit of, bind and be enforceable by Employee and his heirs, personal representatives, estate and beneficiaries, and Company and its successors and assigns.

7.7 Assignment. This Agreement is a personal employment contract of Company, being for the personal services of Employee, and shall not be assignable by Employee. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Company, and shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Company shall be entitled to assign this Agreement to any subsidiary of Company. Nothing in the Agreement shall preclude Company from consolidating or merging into or with or transferring all or substantially all of its assets to another person. In that event, such other Person shall assume this Agreement and all obligations of Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term “Company” as used herein, shall mean such other person and this Agreement shall continue in full force and effect.

7.8 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

7.10 Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.

7.11 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

7.12 Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Indiana applicable to agreements made and to be performed entirely therein, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

7.13 Settlement of Disputes. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or relating to this Agreement shall be submitted to and settled by arbitration in Indianapolis, Indiana before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules then obtaining of the American Arbitration Association. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

7.14 Exclusive Jurisdiction. The parties hereto irrevocably consent to the exclusive jurisdiction of the state and federal courts located in Indianapolis, Indiana in any action or proceeding between the parties hereto and both of the parties agree to service of process by hand delivery or by certified mail, to the addresses set forth herein for each party.

7.15 Indulgences, Etc. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.16 Indemnification. Company hereby indemnifies and holds harmless Employee from any and all claims, suits, causes of action, liability and judgments, and all reasonable legal costs and expenses (including reasonable attorneys’ fees) associated therewith, incurred by Employee as a result of his termination of his employment with IGI, Inc. in connection with his execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

CTI GROUP (HOLDINGS) INC.

By:	/s/ Michael Reinarts
Michael Reinarts
Chairman of the Board

	/s/ Manfred Hanuschek	(Seal)
Manfred Hanuschek

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between MANFRED HANUSCHEK (“Employee”), and CTI GROUP (HOLDINGS) INC., a Delaware corporation (“Company”).

BACKGROUND

A. Employee and Company entered into an Amended and Restated Employment Agreement made on and as of June     , 2015, (the “Employment Agreement”) that sets forth the terms and conditions of Employee’s employment with Company, including the circumstances under which Employee is eligible to receive severance pay.

NOW, THEREFORE, Employee and Company agree as follows:

1. Consideration. In consideration for a release of claims and other promises and covenants set forth herein, Company shall pay Employee such consideration as is specified in Section 3.1 of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2. Employee’s Release. Employee on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, stockholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (collectively “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of the this Agreement. Notwithstanding anything herein to the contrary, Employee’s release is not and shall not be construed as a release of any future claim by Employee against Company, to the extent a claim may otherwise exist, for indemnity, contribution or cost of defense in connection with Employee being made a party to a suit initiated by or on behalf of a third party, which suit is based, in whole or in part, upon the work performed by Employee for Company within the scope of Employee’s position and duties with Company, or any alleged misconduct by Employee within the scope of Employee’s former position and duties as an officer or employee of Company. This release specifically includes, but is not limited to:

a. any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b. any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

c. any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

d. any and all Claims under any federal or state statute relating to employee benefits or pensions;

e. any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

f. any and all Claims for attorneys’ fees and costs.

3. Acknowledgment. Employee understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. Employee hereby waives any right or Claim that Employee may have to employment, reinstatement or re-employment with Company.

4. Confidentiality. Employee shall not disclose or publicize the terms of this Agreement to any person or entity, except that Employee may disclose the terms, and/or fact of this Agreement to immediate family members, Employee’s accountants and attorneys and to others as strictly required by law. Employee is specifically prohibited from disclosing the fact or terms of this Agreement to any current or former employee of the Releasees. Employee shall be responsible for Company’s attorney’s fees and costs, if it needs to file an action to enforce its rights under this paragraph, to the extent permitted by law. In the event that Employee is requested or required (by oral questions, interrogatories, requests for information or documents in a court or administrative proceeding, subpoena, civil investigative demand or other similar process) to disclose the terms of this Agreement, Employee will endeavor in good faith to provide Company prompt notice of any such request or requirement so that Company may, at Company’s expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If in the absence of a protective order or other similar remedy or the receipt of a waiver from Company, Employee reasonably determines that disclosure of the terms of this Agreement is required to comply with such process or applicable law, Employee may, without liability under this Agreement, disclose to the appropriate authority only that portion of the information which, on advice of counsel, he reasonably believes he is required to disclose.

5. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that Employee may assert against the Releasees.

6. No Admission. Neither the execution of this Agreement by Company, nor the terms hereof, constitute an admission by Company of any liability to Employee.

7. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

8. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

9. Advice of Counsel; Revocation Period. Employee is hereby advised to seek the advice of counsel prior to signing this Agreement. Employee hereby acknowledges that Employee is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Employee further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Agreement and that he has SEVEN (7) days following his execution of this Agreement to revoke his acceptance, with this Agreement not becoming effective until the 7-day revocation period has expired. If Employee elects to revoke his acceptance of this Agreement, Employee must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date Employee accepted this Agreement) to:

10. Employee’s Representation. Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that Employee purports to bind. Employee further represents and warrants that he is bound by, and shall remain bound by, his post-employment obligations set forth in the Employment Agreement.

11. Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

12. Governing Authority Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of laws of any jurisdiction. The parties hereto irrevocably consent to the exclusive jurisdiction of the state and federal courts located in Indianapolis, Indiana in any action or proceeding between the parties hereto and both of the parties agree to service of process by hand delivery or by certified mail, to the addresses set forth herein for each party.

13. Settlement of Disputes. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or relating to this Agreement shall be submitted to and settled by arbitration in Indianapolis, Indiana before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules then obtaining of the American Arbitration Association. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

15. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement and Company, have caused the execution of this Agreement as of this day and year written below.

MANFRED HANUSCHEK	Witness:

Date:	Date:

CTI GROUP (HOLDINGS) INC.

By:

Name:

Title

Date: